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------                                                      OMB APPROVAL
FORM 5                                               ---------------------------
------                                               OMB Number:       3235-0362
                                                     Expires: September 30, 1998
                                                     Estimated average burden
                                                     hours per response......1.0



[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    ROAKE   STEPHEN   M              IRA                                                       Issuer (Check all applicable)
-------------------------------------------         PAN INTERNATIONAL GAMING, INC.                  Director       X 10% Owner
  (Last)          (First)          (Middle)       (FORMERLY PAN ENVIRONMENTAL CORP)             ----              ---
   10650 RIVIERA PL NW                                         "PANE"                               Officer (give    Other (specify
-------------------------------------------                                                     ----        title ---       below)
                 (Street)                      ---------------------------------------------                below)
   SEATTLE, WA 98125                           3. IRS or Social Security  4. Statement for
-------------------------------------------       Number of Reporting        Month/Year             -------------------------------
  (City)           (State)           (Zip)        Person (Voluntary)            1998
                                                                          ------------------ 7. Individual or Joint/Group Filing
                                                        N/A               5. If Amendment,      (Check applicable line)
                                                                             Date of Original    X    Form Filed by one
                                                                             (Month/Year)       ----  Reporting Person
                                                                                  N/A                 Form Filed by more than
                                                                          ------------------    ----  one Reporting Person

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                       TABLE 1 -- NON-DERIVATATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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                                  12/31
COMMON STOCK                      1998          P       189,804      A         $94,902       189,804
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                                  JAN
COMMON STOCK                      1994              - - - - NO ACTIVITY - - - -              166,666
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                                  12/11
COMMON STOCK                      1997              - - - - NO ACTIVITY - - - -               60,000
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                                                                                    TOTAL    416,470
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)                      (8/96)

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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.        /s/ Stephen M. Roake        4/29/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information in this form are not required to respond                Page 2
unless the form displays a currently valid OMB number.                                                               SEC 2270 (7-97)

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